Filing Fee Table
Form S-8
(Form Type)

Galaxy Digital Inc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.001 per share	Other	60,994,100(2)	$19.03(3)	$1,160,717,723	$0.00015310	$177,705.89
Total Offering Amounts					$1,160,717,723		$177,705.89
Total Fee Offsets(4)							—
Net Fee Due							$177,705.89

(1)This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of Class A common stock, par value $0.01 per share (“Common Stock”), of Galaxy Digital Inc. (the “Registrant”): (i) 55,000,000 shares of Common Stock authorized for issuance under the Registrant’s Amended and Restated Long Term Incentive Plan (the “LTIP”), (ii) 2,359,800 authorized for issuance upon the vesting of options to purchase the Registrant’s Common Stock under the Registrant’s Amended and Restated Stock Option Plan (the “Option Plan”), (iii) the grant of 3,634,300 outstanding options made to Damien Vanderwilt pursuant to Section 613(c) of the TSX Company Manual and subject to the terms and conditions of the option award agreement dated as of December 3, 2020 and the Option Plan and (iv) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plans by reason of any stock split, stock dividend or similar transaction involving the Common Stock.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The price and fee are computed based upon the average of the high and low sale prices of the Registrant’s Common Shares on May 7, 2025, as reported on the Toronto Stock Exchange.
(3)Rounded up to the nearest cent.

(4)The Registrant does not have any fee offsets.